UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 22, 2005

Centex Corporation

(Exact name of Company as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	1-6776 (Commission File Number)	75-0778259 (IRS Employer Identification No.)

2728 N. Harwood Street, Dallas, Texas (Address of principal executive offices)		75201 (Zip code)

Company’s telephone number including area code: (214) 981-5000

Not Applicable
(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

      The information set forth under Item 2.03 of this report on Form 8-K is hereby incorporated in Item 1.01 by reference.

Item 1.02. Termination of a Material Definitive Agreement.

      The information set forth under Item 2.03 of this report on Form 8-K relating to the termination of two previously existing revolving credit facilities to which certain U.K. subsidiaries of Centex Corporation (the “Company”) were parties, is hereby incorporated in Item 1.02 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

      The information set forth under this Item 2.03 reflects the creation of a direct financial obligation of the Company.

      On February 22, 2005, Centex Development Funding Company UK Limited (“Centex UK”), a wholly owned subsidiary of the Company, as borrower, and the Company, as guarantor, entered into a £170,000,000 (pounds sterling) revolving credit facility (the “Credit Facility”) with The Royal Bank of Scotland PLC, as book-runner, joint mandated lead arranger and facility agent, Lloyds TSB Bank PLC, as joint mandated lead arranger, and certain financial institutions, as lenders. The Credit Facility replaced two previously existing credit facilities entered into by certain U.K. subsidiaries of the Company: (i) a £100,000,000 committed revolving credit facility with The Royal Bank of Scotland PLC, as arranger, and certain lenders, which was not guaranteed by the Company (the “Prior Credit Facility”) and (ii) a £20,000,000 uncommitted revolving credit facility with National Westminster Bank PLC which was guaranteed by the Company, but under which no borrowings had been made.

      The initial borrowing under the Credit Facility occurred on February 28, 2005, when Centex UK borrowed an aggregate of £97,000,000 to repay its outstanding indebtedness under the Prior Credit Facility. Centex UK intends to use the proceeds from future borrowings under the Credit Facility for general corporate purposes, including funding the growth and development of its homebuilding business in the United Kingdom. Subject to the terms and conditions thereof, Centex UK will be able to borrow funds under the Credit Facility until the final maturity date, which will occur on February 22, 2008.

      Borrowings under the Credit Facility will bear interest at a rate per annum equal to the aggregate of the applicable (i) margin (0.55% per annum), (ii) LIBOR and (iii) mandatory cost (calculated in accordance with the Credit Facility). Accrued interest will be payable by Centex UK at the end of the term applicable to each loan and, if the term is longer than six months, at six-month intervals. Each term of a loan will be a specified period not to exceed 12 months.

      The Credit Facility contains various affirmative, negative and financial covenants customary for financings of this type. The negative covenants include certain limitations on transactions with affiliates, the creation of liens, sales of assets, changes in business and mergers applicable to Centex UK and the Company. The financial covenants applicable to the Company include (i) a leverage ratio requirement, (ii) an interest coverage ratio requirement, (iii) a minimum tangible net worth requirement and (iv) a restriction on recourse debt of certain of the Company’s subsidiaries.

      In addition, the Credit Facility contains events of default customary for financings of this type. These events of default include (i) the failure to pay any principal or interest when due, (ii) a default in the observation or performance of certain obligations, (iii) a representation or warranty proving to be inaccurate in any material respect on or as of the date made, (iv) cross defaults to certain obligations of the Company and certain of its subsidiaries, including Centex UK and its subsidiaries, (v) the occurrence of insolvency or receivership events, (vi) the seeking of debtor relief, (vii) a change in control of Centex UK or the Company and (viii) certain failures to comply with ERISA. For purposes of these provisions, a change in control with respect to Centex UK means any event by which the Company ceases to control Centex UK. A change in control with respect to the Company means (i) any person becoming the beneficial owner, directly or indirectly, of 50% or more of the voting securities of the Company (on a fully diluted basis) or (ii) during any twelve month period, a majority of the members of the board of directors ceases to be composed of continuing directors (as specified in the Credit Facility).

      Upon the occurrence of specified events of default, the commitments of the lenders under the Credit Facility will immediately terminate, and the borrowings and all other amounts owing under the Credit Facility will immediately become due and payable. In all other events of default, the facility agent may, and must if so instructed by lenders having provided at least 66⅔% of the outstanding loans, (i) cancel all or any part of the commitments and/or (ii) declare that all borrowings are immediately due and payable and/or are payable upon demand.

      Pursuant to the terms of the Credit Facility, the Company irrevocably and unconditionally guarantees the performance of Centex UK, and agrees that, whenever Centex UK does not pay any amount due under the Credit Facility, the Company will pay such amount upon demand as if it were the principal obligor.

      Concurrently with the Credit Facility, Centex UK and/or certain other U.K. subsidiaries of the Company also entered into (i) a £7,500,000 uncommitted overdraft facility and (ii) a £7,500,000 uncommitted letter of credit and bonding facility with National Westminster Bank PLC, each of which is guaranteed by the Company.

      The foregoing summary is qualified in its entirety by reference to the agreement governing the Credit Facility, a copy of which is filed herewith and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit
Number	Description
10.1	Agreement, dated February 22, 2005, among Centex Development Funding Company UK Limited, Centex Corporation, the Royal Bank of Scotland PLC, Lloyds TSB Bank PLC, and the lenders named therein.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CENTEX CORPORATION
By:	/s/ BRIAN J. WORAM
	Name:	Brian J. Woram
	Title:	Senior Vice President and Chief Legal Officer

Date: February 28, 2005

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Agreement, dated February 22, 2005, among Centex Development Funding Company UK Limited,Centex Corporation, the Royal Bank of Scotland PLC, Lloyds TSB Bank PLC, and the lenders named therein.

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